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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of Earliest Event Reported): February 1, 2005

DWANGO NORTH AMERICA CORP.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-50533	84-1407365
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

200 W Mercer St., Suite 501
Seattle, Washington	98119
(Address of Principal Executive Offices)	(Zip Code)

(206) 832-0600
(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01.    Entry Into a Material Definitive Agreement.

The relevant disclosure contained in Item 3.02 below is hereby incorporated into this Item 1.01 by reference.

Item 3.02.     Unregistered Sale of Equity Securities.

On February 1, 2005, Dwango North America Corp. (the “Company”) completed a private placement with nine accredited investors (collectively, the “Investors”) of Series D Convertible Preferred Stock, par value $.001 per share (the “Series D Preferred Stock”), and warrants (the “February 2005 Financing”). The placement was pursuant to a Subscription Agreement, dated February 1, 2005, between the Company and the Investors (the “Subscription Agreement”). The gross proceeds of this transaction were approximately $15,000,000 and are intended to be used for working capital and general corporate purposes and possibly for acquisitions. Wedbush Morgan Securities acted as placement agent for the February 2005 Financing and is entitled to a fee of 5% of the gross proceeds raised in the financing.

In connection with the February 2005 Financing, Alexandra Global Master Fund Ltd. converted (the “Alexandra Conversion”) all of its shares of Series C Convertible Preferred Stock (the “Series C Preferred Stock”) of the Company and warrants to purchase 170,732 shares of common stock, par value $.001 per share (“Common Stock”), of the Company issued in connection with its initial purchase of the Series C Preferred Stock into 703 shares of Series D Preferred Stock and warrants to purchase 150,750 shares of Common Stock.

Pursuant to the February 2005 Financing, including the Alexandra Conversion, the Company issued 15,703 shares of Series D Preferred Stock, convertible at any time or from time to time at the option of the holder into an aggregate of 11,216,784 shares of Common Stock, representing a conversion price of $1.40 per share, and warrants to purchase an aggregate of 3,365,035 shares of Common Stock at $1.68 per share, which are immediately exercisable and expire in five years (the “February 2005 Warrants”).

Each holder of Series D Preferred Stock, which has a stated value of $1,000 per share, is entitled to receive cumulative dividends at a rate of seven percent (7%) per annum out of legally available funds. Dividends are paid when, and if, declared by the Board of Directors of the Company. The Company has the option of allowing the dividend payments to accrue and be paid at redemption. The dividend and liquidation rights of the Series D Preferred Stock are senior to those of the Common Stock and junior to those of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock of the Company. The Series D Preferred Stock does not carry voting rights. The Series D Preferred Stock is required to be redeemed at its stated value plus any accrued and unpaid dividends three years from the closing date, which date may be accelerated by the Investors in certain circumstances. In each case, redemption is subject to the limitations of state law. The issuance of these securities was exempt from registration pursuant to Rule 506 promulgated under Section 4(2) of the Securities Act of 1933. No general solicitation or advertising was made in connection with the offering, and the offering was made solely to a limited number of accredited investors with access to all material information regarding the Company.

Both the Series D Preferred Stock and the February 2005 Warrants contain anti-dilution protection in certain events. In addition, both instruments provide that the number of shares of Common Stock that may be acquired at any time by any Investor under either such instrument shall not exceed a number that, when added to the total number of shares of Common Stock deemed beneficially owned by such Investor, would result in beneficial ownership by such Investor of more than 9.9% of the shares of Common Stock for the purposes of Section 13(d) or Section 16 under the Securities Exchange Act of 1934.

The offer and sale of the Series D Preferred Stock, the February 2005 Warrants and the shares of Common Stock underlying the Series D Preferred Stock and the February 2005 Warrants by the Company to the Investors has not and will not be registered under the Securities Act. The Company has agreed to file a registration statement for the resale of the shares of Common Stock underlying the Series D Preferred Stock and the February 2005 Warrants by April 29, 2005, and to make compensatory payments if it is unable to complete such registration in a timely fashion.

The sale of the Series D Preferred Stock and February 2005 Warrants triggered anti-dilution provisions affecting (i) the conversion price of certain notes issued in the Company's private placements completed in January 2004 and March 2004, (ii) the conversion price of its Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, and (iii) the exercise price of and number of shares issuable under various outstanding warrants.

For more detailed information, reference is made to the Certificate of Designations of the Series D Preferred Stock, the Subscription Agreement and the form of February 2005 Warrant for all the terms and provisions thereof, which are filed as Exhibits 3.1, 4.1 and 4.2, respectively, and incorporated herein by reference.

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the consummation of the February 2005 Financing referred to in Item 3.02 above, the Company filed a Certificate of Designations of Series D Convertible Preferred Stock on February 1, 2005, a copy of which is filed as Exhibit 3.1 hereto and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(c)    Exhibits

Exhibit No.	Description

3.1	Certificate of Designations of Series D Convertible Preferred Stock.

4.1	Subscription Agreement.

4.2	Form of February 2005 Warrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 3, 2005

DWANGO NORTH AMERICA CORP.

	By:	/s/ Rick J. Hennessey
Name: Rick J. Hennessey
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Designations of Series D Convertible Preferred Stock.

4.1	Subscription Agreement.

4.2	Form of February 2005 Warrant.